Exhibit 107

Calculation of filing Fee Tables

Form S-8

(Form Type)

The Coca-Cola Company

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Deferred Compensation Obligations		Rule 457(h)	$225,000,000 (1)	$1.00	$225,000,000 (2)	0.0000927	$20,857.50

Total Offering Amounts					$225,000,000		$20,857.50
Total Fee Offsets					—	—	—
Net Fees Due							$20,857.50

(1)	The Deferred Compensation Obligations are unsecured obligations to pay deferred compensation in the future in accordance with the terms of The Coca-Cola Company Deferred Compensation Plan.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h).